Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Carrizo Oil & Gas, Inc. dated September 9, 2005 and to the incorporation by reference of our report dated March 25, 2004, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
September 6, 2005